Exhibit 10.5

DEFERRAL AGREEMENT

I, William T. Kerr, hereby irrevocably elect to defer a portion of my Management Incentive Plan bonus for Fiscal 2004 in the amount $1,000,000 (the "deferred amount") to be deposited in a cash account bearing interest at the prevailing interest rates for Meredith's deferral cash accounts, such deferred amount together with accrued interest to be paid to me on the 90th day following my retirement date or termination of employment (by death or otherwise) from Meredith Corporation (such retirement date currently scheduled to be June 30, 2006); provided that the Compensation Committee ratifies this deferral.

Signed:	/s/ William T. Kerr
Date:	August 9, 2004